Exhibit 23.2

                    Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of AST Research, Inc. for the registration of 3,840,000 shares of common stock and to the incorporation by reference therein of our report dated January 23, 1996, except for Note 5, as to which the date is March 6, 1996, with respect to the consolidated financial statements and schedule of AST Research, Inc. included in its Transition Report (Form 10-k) for the transition period from July 2, 1995 to December 30, 1995, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Orange County, California
June 4, 1996